EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

1.	The Park Avenue Bank, Valdosta, Georgia[1]

FCB Properties, LLC1

2.	PAB Bankshares Capital Trust I2

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[1]	State of incorporation or organization is Georgia.
[2]	State of incorporation or organization is Delaware.